Exhibit 23.2

                           Chang G. Park, CPA, Ph. D.
      * 2667 CAMINO DEL RIO SOUTH PLAZA B * SAN DIEGO * CALIFORNIA 92108 *
      * TELEPHONE (858)722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480
                         * E-MAIL changgpark@gmail.com *


January 12, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1/A Amendment No. 8 of our review report dated December 17, 2010, with respect to the unaudited interim financial statements of Greentech Transportation Industries Inc. included in Form S-1/A Amendment NO. 8 for the period ended October 31, 2010. We also consent to the references to us under the headings "Experts" in such Registration Statement.



Very truly yours,


/s/ Chang G. Park
------------------------------
Chang G. Park, CPA






        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board